Exhibit 99.2
CONSIDERATION ELECTION FORM
AFFILIATED CONTRIBUTION DISTRIBUTION
BY
VMS NATIONAL RESIDENTIAL PORTFOLIO I
VMS NATIONAL RESIDENTIAL PORTFOLIO II
(participants in VMS National Properties Joint Venture)
FORM OF ELECTION
          VMS National Properties Joint Venture (“VMS”) entered into an agreement (the “Contribution Agreement”) to contribute certain of its properties to AIMCO Properties, LLC, a wholly owned subsidiary of AIMCO Properties, L.P. (the “Aimco Operating Partnership”), for partnership common units (“Common OP Units”) of the Aimco Operating Partnership, cash or a combination of Common OP Units and cash (the “Affiliated Contribution”).
          Limited partners of the Partnerships may elect to receive all Common OP Units, all cash, or a combination of Common OP Units and cash in connection with the Affiliated Contribution. The Contribution Agreement provides that limited partners may waive any portion of the cash distribution in connection with the Affiliated Contribution and receive Common OP Units directly from the Aimco Operating Partnership instead. Limited partners electing to waive any portion of the cash distribution and receive Common OP Units instead of all or a portion of the cash otherwise distributable to them will receive that number of Common OP Units equal to (i) the amount of the cash distribution waived by such limited partner divided by (ii) the average daily closing price of a share of Class A Common Stock of Apartment Investment and Management Company (“Aimco”) on the New York Stock Exchange over the twenty-trading day period ended two days prior to consummation of the Affiliated Contribution. The closing price of Aimco Class A Common Stock on                     , 2006 was $ ___.
          This form enables you to elect the ratio of Common OP Units and cash to be received by you in connection with the Affiliated Contribution. We must receive your response by 5:00 P.M. Eastern Time on                     , 2006. Limited partners that do not make an election on this Form will receive solely cash.
          If you wish to waive the right to receive any portion of the distributable cash proceeds to you from the Affiliated Contribution and receive Common OP Units directly from the Aimco Operating Partnership instead, please review and select from your choices shown below. Please complete this Form of Election by checking the appropriate box below, signing it and returning it to                      in the envelope provided. If you wish to receive a combination of Common OP Units and cash, please indicate the percentage of distributable cash proceeds from the Affiliated Contribution you elect to waive in order to receive Common OP Units directly from the Aimco Operating Partnership in the manner specified above.
Your Choice
☐	Unit Election. I wish to waive 100% of my cash distribution in order to receive Common OP Units directly from the Aimco Operating Partnership in the manner outlined above.

☐	Cash/Unit Election. I wish to waive ___% of my cash distribution in order to receive Common OP Units directly from the Aimco Operating Partnership in the manner outlined above.

☐	Cash Election. I wish to receive only cash.

If no election is made or your instructions are not timely received, you will receive cash.

          I understand and agree that any election I make in connection with the Affiliated Contribution to receive Common OP Units is, in all cases, subject to compliance with the state securities laws in the state of my residence. I further understand and agree that any issuance and delivery of Common OP Units to me by the Aimco Operating Partnership that would violate any such laws shall not be made and that, in such event, I will receive only cash in connection with the Affiliated Contribution. I further certify, and understand the Aimco Operating Partnership will be relying upon such certification in connection with the issuance and delivery of Common OP Units to me, that I am a resident of the state set forth next to my signature below and that failure to certify residency in any state will result in the receipt by me of only cash in connection with the Affiliated Contribution.
WE ARE CURRENTLY SEEKING QUALIFICATION TO ALLOW ALL HOLDERS OF PARTNERSHIP INTERESTS IN VMS THE ABILITY TO ELECT TO RECEIVE COMMON OP UNITS IN CONNECTION WITH THE AFFILIATED CONTRIBUTION. HOWEVER, AT THE PRESENT TIME, IF YOU ARE A RESIDENT OF ONE OF THE FOLLOWING STATES, YOU ARE NOT PERMITTED TO ELECT TO RECEIVE COMMON OP UNITS IN CONNECTION WITH THE AFFILIATED CONTRIBUTION:

ALABAMA	NEW JERSEY
ALASKA	NEW YORK
FLORIDA	OREGON
KENTUCKY	TENNESSEE
MARYLAND	TEXAS
MICHIGAN	VIRGINIA
MISSISSIPPI	WASHINGTON
NEW HAMPSHIRE	WEST VIRGINIA
          IF YOU ARE NOT A RESIDENT OF ONE OF THESE STATES, YOU MAY ELECT TO WAIVE YOUR RIGHT TO RECEIVE ANY PORTION OF THE CASH DISTRIBUTION WITH RESPECT TO THE AFFILIATED CONTRIBUTION AND TO RECEIVE COMMON OP UNITS DIRECTLY FROM AIMCO PROPERTIES, L.P., AS DESCRIBED HEREIN.
           Please sign exactly as you hold your interests. If your limited partnership interest is held in the name of more than one person, all holders must sign. Signatures should correspond exactly with the name or names appearing on the records of the Partnerships. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date

Signature	State of Residence

Date

Signature	State of Residence